As filed with the Securities and Exchange Commission on December 13, 2001


                                               Registration No. 33-2659/811-4556

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-14/A


            REGISTRIATION STATEMENT UNDER THE SECURITIES ACT OF 1933


[X] Pre-Effective Amendment No. 1             [ ] Post-Effective Amendment No.


                                IDEX Mutual Funds
               (Exact name of Registrant as specified in Charter)

                         Area Code and Telephone Number:
                                 (888) 233-4339
                              570 Carillon Parkway
                       St. Petersburg, Florida 33716-1202
               (address of Principal Executive Offices) (Zip Code)

                              John K. Carter, Esq.
                                IDEX Mutual Funds
                              570 Carillon Parkway
                          St. Petersburg, Florida 33716
                     (Name and address of agent for service)

                      ------------------------------------

                                    Copy To:

                          Catherine S. Wooledge, Esq.

                         Sutherland Asbill & Brennan LLP
                         1275 Pennsylvania Avenue, N.W.
                           Washington, D.C. 20004-2415
                       ----------------------------------

Approximate date of proposed public offering: As soon as practicable after the effective date of this Registration Statement.





The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.


Registrant has registered an indefinite number of shares of its common stock pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended. Accordingly, no filing fee is being paid at this time.

                       ----------------------------------

                                IDEX MUTUAL FUNDS

                                    Form N-14

                              Cross Reference Sheet
            Pursuant to Rule 481(a) Under the Securities Act of 1933

ITEM NO.                                                 HEADING

Part A

1.   Beginning of Registration Statement
     And Outside Front Cover Page of Prospectus.......   Cover Page

2.   Beginning and Outside Back Cover Page of
     Prospectus.......................................   Cover Page

3.   Synopsis and Risk Factors........................   Summary

4.   Information About the Transaction................   Letter to Shareholders;
                                                         Summary; Reasons for
                                                         the Exchange;
                                                         Information About the
                                                         Exchange; Q&A

5.   Information About the Registrant.................   Letter to Shareholders;
                                                         Summary; Reasons For
                                                         the Exchange;
                                                         Information About the
                                                         Exchange; Additional
                                                         Information About the
                                                         Fund and the Acquiring
                                                         Fund

6.   Information About the Company Being Acquired        Letter to Shareholders;
                                                         Reasons for the
                                                         Exchange; Information
                                                         About the Exchange;
                                                         Additional Information
                                                         About the Fund and The
                                                         Acquiring Fund

7.   Voting Information                                  Letter to Shareholders;
                                                         Cover Page; Voting
                                                         Information; Q & A

8.   Interest of Certain Persons and Experts             Not Applicable

9.   Additional Information Required for                 Not Applicable
     Reoffering by Persons Deemed to be
     Underwriters

PART B                                       STATEMENT OF ADDITIONAL INFORMATION
                                                         CAPTION

10.  Cover Page                                          Cover Page

11.  Table of Contents                                   Not Applicable

12.  Additional Information about the                    Statement of Additional
     Registrant                                          Information of IDEX (1)

13.  Additional Information About the                    Not Applicable
     Company being Acquired

14.  Financial Statements                                Financial Statements;
                                                         Pro Forma
                                                         Financial Statements;
                                                         IDEX Annual Report and
                                                         Semi-Annual Report (2)


(1) Incorporated by reference to the Registration Statement of the Registrant on Form N-1A (File No. 33-2659).
(2)      IDEX Annual Report incorporated by reference.


PART C

15.      Indemnification

16.      Exhibits

17.      Undertakings

                                    PART A


The Prospectus for IDEX Mutual Funds (the "Registrant") filed as Part A to Registrant's Registration Statement on Form N-14 (File No. 333-73332) is incorporated by reference. The Prospectus offers shares of IDEX International Equity, a series of the Registrant.

                                    PART B

The Statement of Additional Information (the "SAI") for IDEX Mutual Funds (the "Registrant") filed as Part B to Registrant's Registration Statement on Form N-14 (File No. 333-73332) is incorporated by reference. The SAI supplements the Prospectus offering shares of IDEX International Equity, a series of the Registrant.

                                    PART C

The Part C for IDEX Mutual Funds (the "Registrant"), filed as part of Registrant's Registration Statement on Form N-14 (File No. 333-73332) is incorporated by reference.

                                   SIGNATURES


As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant in the City of St. Petersburg and the State of Florida on the 13th day of December, 2001.


                                   IDEX Mutual Funds



                                   /s/ JOHN R. KENNEY
                                   ------------------
                                   John R. Kenney
                                   Chairman, Trustee and Chief Executive Officer

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ JOHN R. KENNEY                Chairman, Trustee & CEO            December 13, 2001
----------------------------
John R. Kenney *


/s/ PATRICK S. BAIRD              President and Trustee              December 13, 2001
----------------------------
Patrick S. Baird *                (Principal Executive Officer)


/s/ THOMAS R. MORIARTY            Senior Vice President              December 13, 2001
----------------------------      Treasurer and Principal
Thomas R. Moriarty *              Financial Officer


/s/ CHRISTOPHER G. ROETZER        Vice President, Assistant          December 13, 2001
----------------------------      Treasurer and Principal
Christopher G. Roetzer *          Accounting Officer


/s/ PETER R. BROWN                Vice Chairman & Trustee            December 13, 2001
----------------------------
Peter R. Brown *


/s/ DANIEL CALABRIA               Trustee                            December 13, 2001
----------------------------
Daniel Calabria *


/s/ JAMES L. CHURCHILL            Trustee                            December 13, 2001
----------------------------
James L. Churchill *

/s/ CHARLES C. HARRIS             Trustee                            December 13, 2001
----------------------------
Charles C. Harris*


/s/ WILLIAM W. SHORT, JR.         Trustee                            December 13, 2001
----------------------------
William W. Short, Jr. *


/s/ JACK E. ZIMMERMAN             Trustee                            December 13, 2001
----------------------------
Jack E. Zimmerman *





/s/ JOHN K. CARTER
----------------------------
*Signed by John K. Carter
 Attorney in Fact

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